EXHIBIT 10.1



   CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
              EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

                  COPROMOTION AND FUTURE DEVELOPMENT AGREEMENT

                                     BETWEEN

                            KOS PHARMACEUTICALS, INC.

                                       AND

                         DUPONT PHARMACEUTICALS COMPANY


                                   May 3, 2000


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                                Table of Contents

1. Definitions..............................................................1
    1.1         Adverse Event(s)............................................1
    1.2         Affiliate...................................................1
    1.3         Business Day................................................2
    1.4         Cost Of Distribution........................................2
    1.5         Cost Of Manufacture.........................................2
    1.6         Development Committee.......................................2
    1.7         Effective Date..............................................2
    1.8         FDA.........................................................2
    1.9         Joint Copromotion Activities................................2
    1.10        Joint Marks.................................................2
    1.11        Kos Trademark...............................................2
    1.12        Know-How....................................................2
    1.13        Marketing Committee.........................................3
    1.14        Minimum Product Details.....................................3
    1.15        NDA.........................................................3
    1.16        Net Operating Profit........................................3
    1.17        Net Sales...................................................3
    1.18        Other Copromotion Activities................................3
    1.19        Party(ies)..................................................3
    1.20        Patents.....................................................3
    1.21        Product.....................................................4
    1.22        Product Detail(s)...........................................4
    1.23        Product Development Costs...................................4
    1.24        Safety Surveillance Cost....................................4
    1.25        Shared Copromotion Expenses.................................4
    1.26        Term........................................................5
    1.27        Territory...................................................5
    1.28        Third Party(ies)............................................5
    1.29        Year........................................................5
2. Grant of Rights..........................................................5
3. Term, Termination and Renegotiation......................................5
    3.1         Term........................................................5
    3.2         Early Termination...........................................5
    3.3         Renegotiation...............................................6
4. Fees and Payments........................................................6
    4.1         Stock Purchase Agreement....................................6
    4.2         Fees........................................................6
    4.3         Reimbursements..............................................6
    4.4         Product Profits.............................................6
    4.5         Payments....................................................7
    4.6         Taxes.......................................................7

5.  Development.............................................................7

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     5.1         Development Committee.......................................7
     5.2         Responsibilities of Development Committee...................7
     5.3         Meetings of the Development Committee.......................8
     5.4         Product Development Activities..............................8
     5.5         Funding of Product Development..............................9
     5.6         Publications...............................................10
6.  Copromotion.............................................................10
     6.1         Marketing Committee........................................10
     6.2         Responsibilities of Marketing Committee....................10
     6.3         Meetings of Marketing Committee............................11
     6.4         Joint Copromotion Activities...............................12
     6.5         Other Copromotion Activities...............................13
     6.6         Joint Copromotion Costs....................................14
     6.7         Shared Copromotion Expenses................................15
     6.8         Other Copromotion Matters..................................15
7.  Manufacturing and Supply................................................16
     7.1         Kos Responsibilities.......................................16
     7.2         Safety Surveillance Cost...................................17
     7.3         Cost of Manufacture........................................17
8.  Regulatory, Safety and Surveillance.....................................17
     8.1         Regulatory Matters.........................................17
     8.2         Adverse Events.............................................18
9.  Audit Rights............................................................18
10. Intellectual Property...................................................18
     10.1        Ownership of Intellectual Property.........................18
     10.2        Patent Prosecution.........................................19
     10.3        Notification of  Patent Litigation.........................19
     10.4        Patent Infringement........................................20
     10.5        Title to Trademarks........................................20
     10.6        Trademark License..........................................20
     10.7        Joint Marks................................................20
     10.8        Maintenance of Trademarks..................................20
     10.9        Notification of Trademark Litigation.......................21
     10.10       Trademark Infringement.....................................21
     10.11       Information and Settlements................................21
11. Confidentiality.........................................................21
     11.1        Disclosure of Know-How.....................................22
     11.2        Confidential Information...................................22
     11.3        Public Announcements.......................................22
12. Restrictive Covenants...................................................22
     12.1        Non-solicitation...........................................22
     12.2        Non-competition............................................23
13. Rights And Duties Upon Termination......................................23
     13.1        Payment Obligations........................................23

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     13.2        Continuing Obligations.....................................23
     13.3        Remedies...................................................24
14. Representations, Warranties and Indemnification.........................24
     14.1        Representations of Kos.....................................24
     14.2        Representations of DuPont..................................24
     14.3        Indemnification by Kos.....................................25
     14.4        Indemnification by DuPont..................................25
     14.5        Limitations on Indemnification.............................25
     14.6        Insurance..................................................26
15. Assignment..............................................................26
16. Notices.................................................................26
17. Miscellaneous...........................................................28
     17.1        Force Majeure..............................................28
     17.2        No Partnership or Joint Venture............................28
     17.3        Execution In Counterparts..................................28
     17.4        Governing Law..............................................28
     17.5        Waiver Of Breach...........................................28
     17.6        Severability...............................................29
     17.7        Entire Agreement...........................................29
18. Dispute Resolution......................................................29
     18.1        Internal Resolution........................................29
     18.2        Arbitration................................................29


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                  COPROMOTION AND FUTURE DEVELOPMENT AGREEMENT

         This Copromotion and Future Development Agreement (hereafter, the "Agreement") is entered into as of the 3rd day of May, 2000, by and between Kos Pharmaceuticals, Inc., a Florida corporation ("Kos"), and DuPont Pharmaceuticals Company, a Delaware general partnership ("DuPont"), for the development and marketing of Kos' fixed-dose combination niacin and lovastatin Product (as defined below).

                                    Recitals

     A. Kos is the owner of all right, title and interest in and to the Product and desires to copromote the Product and jointly plan other copromotion and future development activities for the Product with DuPont in the Territory (as defined below).

     B. DuPont desires to copromote the Product and jointly plan other copromotion and future development activities for the Product with Kos in the Territory, and Kos is willing to grant DuPont such rights, all on the terms and subject to the conditions set forth in this Agreement.

     C. Kos and DuPont desire to use their best efforts to work together to achieve the launch of the Product in the United States as quickly as possible, to aggressively promote the Product, and to optimize its sales. Kos and DuPont desire to jointly and equally detail the Product in the Territory.

     D. Kos and DuPont shall on the date hereof enter into a Stock Purchase Agreement pursuant to which DuPont shall purchase an equity interest in Kos' common stock.

                                    Agreement

1.       Definitions

         1.1 Adverse Event(s) shall mean those events as defined by the FDA and published in the U. S. Code of Federal Regulations, as amended from time to time and published in the Federal Register.

         1.2 Affiliate shall mean any corporation, firm, partnership or other entity that directly or indirectly owns, is owned by or is under common ownership with a Party to the extent of at least fifty percent (50%) of the equity or other ownership interest having the power to vote on or direct the affairs of the entity and any

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person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a Party.

         1.3 Business Day shall mean a day on which commercial banks are open for business in New York City. References in this Agreement to "days" other than Business Days shall mean calendar days.

         1.4 Cost Of Distribution shall be ****************** of Net Sales.

         1.5 Cost Of Manufacture shall have the meaning set forth in Section
7.3.

         1.6 Development Committee shall mean the committee established and conducted in accordance with the procedures set forth in Article 5.

         1.7 Effective Date shall mean the date upon which this Agreement is effective and shall be the date this Agreement is entered into by both Parties.

         1.8 FDA shall mean the United States Food and Drug Administration and any successor agency thereto and shall be deemed a reference to the Health Protection Bureau for matters applicable to Canada.

         1.9 Joint Copromotion Activities shall have the meaning set forth in
Section 6.4.

         1.10 Joint Marks shall mean any trademark, service mark, copyright or logo developed, applied for or registered or to be applied for or registered for use in connection with educational activities or services, including "process of care" materials or other jointly developed materials, not intended to be used exclusively in association with the Product.

         1.11 Kos Trademark shall mean NicostatinTM, a trademark owned by Kos in the Territory, and any other trademark, service mark or logo developed, applied for, registered, or to be applied for or registered for use in connection with the sale of the Product in the Territory, but shall not include Joint Marks.

         1.12 Know-How shall mean all present and future information developed by Kos, whether or not in written form, that is not in the public domain and that relates to the Product and shall include, without limitation, all biological, chemical, pharmacological, toxicological, medical or clinical, analytical, quality, manufacturing, research, or sales and marketing information including all processes, methods, procedures, techniques, plans, programs, and data and any other information relating to the Product or useful for the development or commercialization of the Product in the Territory.

         1.13 Marketing Committee shall mean the committee established and conducted in accordance with the procedures set forth in Article 6.


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         1.14 Minimum Product Details shall mean the minimum number of Product
Details to be performed by each Party as determined in accordance with Section 6.4.

         1.15 NDA shall mean a New Drug Application for the Product in accordance with the requirements of the FDA.

         1.16 Net Operating Profit shall mean Net Sales of the Product in the Territory minus: (i) Cost of Distribution, Safety Surveillance Cost and Cost of Manufacture; (ii) royalties payable to Third Parties; (iii) an amount equal to ** of Net Sales to be retained by Kos; and (iv) Shared Copromotion Expenses if not previously reimbursed under Section 6.7(c) (including expenses prior to first commercial sale).

         1.17 Net Sales shall mean the gross receipts representing sales of the Product in the Territory to Third Parties less the following deductions:

         (i) if included in the aggregate gross invoice price of the Product, sales and excise taxes, duties, and any other governmental charges imposed upon the production, importation, use or sale of such Product;

         (ii)     trade, quantity and cash discounts allowed on the Product;

         (iii) allowances or credits to customers on account of rejection or return of the Product or on account of price reductions affecting such Product;

         (iv) Product rebates and Product charge-backs including those granted to managed care entities and pharmaceutical benefit management service entities; and

         (v) provisions for actual or expected write-offs of uncollectible customer accounts for previously recorded sales or other reserves or provisions established consistent with U.S. Generally Accepted Accounting Principles ("GAAP").

         1.18 Other Copromotion Activities shall have the meaning set forth in
Section 6.5.

         1.19 Party(ies) shall mean each of Kos and DuPont.

         1.20 Patents shall mean all patents and patent applications in the Territory that are or become owned by Kos, or to which Kos otherwise has, now or in the future, the right to grant licenses and license rights or sublicense and sublicense rights, that generically or specifically cover the Product or a use or formulation of the Product. Included within the definition of Patents are all continuations, continuations-in-part, division, patents of addition, reissues, renewals or extensions thereof. Also included within the definition of Patents are any patents or patent


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applications that generically or specifically claim any improvements on the
Product that are developed by Kos, or which Kos otherwise has the right to grant licenses and license rights or sublicense and sublicense rights, now or in the future, during the term of this Agreement. The current list of patent applications and patents encompassed within Patents is set forth in Appendix A attached hereto. Appendix A shall be updated by Kos at least annually during the term of this Agreement, but the inadvertent failure to include an item on such updates of Appendix A does not disqualify such item as a Patent under this definition.

         1.21 Product shall mean all strengths and dosage forms of Kos' fixed-dose extended release niacin and lovastatin combination product, that is the subject of Investigational New Drug application number 56,027 effective from June 26, 1998, or its successor applications, for all indications approved by the FDA at any time during the Term.

         1.22 Product Detail(s) shall mean a face-to-face meeting, in an individual or group practice or hospital setting, between (i) a professional representative of the applicable Party, meeting the professional standards for such representatives that are established by the Marketing Committee, and (ii) a health care professional with prescribing authority, which health care professional has been designated by the Marketing Committee as a member of the target calling audience, during which a full presentation of the Product attributes are orally presented. The presentation of the Product during any Product Detail must be one of the *** presentations on which the most time is spent during such meeting, for the period of time determined by the Marketing Committee. When used as a verb, "Product Detail" shall mean to engage in a Product Detail.

         1.23 Product Development Costs shall mean those out-of-pocket costs approved by the Development Committee incurred in connection with Product Development Activities defined in Section 5.4. Product Development Costs do not include any expenditures for studies commenced prior to the approval of the NDA unless specifically approved by DuPont. The amounts and reimbursement of Product Development Costs shall be determined in accordance with Sections 5.4 and 5.5.

         1.24 Safety Surveillance Cost shall have the meaning set forth in
Section 7.2.

         1.25 Shared Copromotion Expenses shall mean all expenses approved by the Marketing Committee directly related to the selling, marketing or promotion of the Product in the Territory for Other Copromotion Activities. Shared Copromotion Expenses do not include each Party's costs for Joint Copromotion Activities. The specific components and amounts of Shared Copromotion Expenses shall be determined in accordance with Section 6.7.


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         1.25 Six-Month Period shall mean each period from January through June and July through December of each Year.

         1.26 Term shall have the meaning set forth in Section 3.1.

         1.27 Territory shall mean the United States of America, its territories and possessions, including Puerto Rico, and Canada.

         1.28 Third Party(ies) shall mean any person or entity other than Kos and DuPont or their Affiliates.

         1.29 Year shall mean each twelve month period ending December 31 during the Term.

2.       Grant of Rights

         Kos grants to DuPont the exclusive license right, to the extent of Kos' rights and interests under the Patents and Know-How, to co-develop and copromote the sale of the Product in the Territory, subject to Kos' right to co-develop and copromote the Product in the Territory and all the other terms and conditions of this Agreement. Kos shall retain all of its rights with respect to the Product outside the Territory.

         DuPont shall have the opportunity to negotiate for license rights to the Product in ****** prior to *************************************************
******************************. In each case in which Kos is contemplating granting any license rights to the Product in ****** prior to such date, once Kos decides to pursue granting such rights or begins negotiations with a Third Party regarding such rights, Kos shall not grant any such rights for a period of 90 days, during which 90-day period DuPont is given an opportunity to negotiate for such rights that is at least equal to the opportunity given to any other Third Party.

3.       Term, Termination and Renegotiation

         3.1 Term. This Agreement shall have an Initial Term of ten (10) years beginning on the Effective Date, unless earlier terminated pursuant to Section
3.2 (the "Initial Term"). After the Initial Term, this Agreement shall automatically renew for one (1) year renewal terms unless it is terminated by either Party at least sixty (60) days before the end of the then current term (the "Initial Term" and the renewal terms are collectively referred to as the "Term").

         3.2 Early Termination. Each Party shall have the right to terminate this Agreement before the end of the Term (i) upon a material breach of this Agreement by the other Party where such breach is not cured within ninety (90) days following the other Party's receipt of written notice of such breach; (ii) if the FDA withdraws marketing approval for the Product; (iii) upon the bankruptcy or insolvency, or the


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making or seeking to make or arrange an assignment for the benefit of creditors of the other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such Party's property that is not discharged within ninety (90) days; (iv) if at least one patent based on either of the patent applications U.S. Serial Numbers 08/368,378 and 08/814,974 has not issued within sixty (60) days of the Effective Date; (v) if a U.S. patent based upon U.S. Serial Numbers 08/368,378 or 08/814,974, or based upon another U.S. application not yet filed by Kos, and having a claim covering the Product is declared invalid by a court of competent jurisdiction, is dedicated to the public by Kos prior to its expiration or is otherwise unenforceable and there are no remaining claims covering the Product in an issued U.S. patent owned by Kos; or (vi) if the approval of the NDA for the Product is delayed by more than 24 months from the date of submission of the NDA.

         3.3 Renegotiation. In the event that (i) the indication in the approved NDA is substantially narrower than that approved for Kos' Niaspan(R) product, or
(ii) a generic version of niacin plus lovastatin is approved by the FDA, then the Parties shall promptly negotiate in good faith revisions with respect to the Parties' obligations for Product Development Costs and Copromotion Activities and the Term of the Agreement.

4.       Fees and Payments

         4.1 Stock Purchase Agreement. Contemporaneously with the execution of this Agreement, the Parties shall execute a Stock Purchase Agreement pursuant to which DuPont shall purchase an equity interest in Kos' common stock on the terms set forth therein.

         4.2 Fees. In consideration for the co-development and copromotion rights under the Patents and Know-How granted to DuPont in this Agreement, DuPont shall pay a milestone payment of $17,500,000 to Kos upon Kos receiving marketing clearance from the FDA for the Product. Such milestone payment shall be due within 10 Business Days following the occurrence of the milestone.

         4.3 Reimbursements. The foregoing milestone payment shall be in addition to the reimbursement payments DuPont is required to make pursuant to Sections 5.5 and 6.7 and any other payments DuPont is required to make under this Agreement.

         4.4 Product Profits. Subject to the provisions of Section 6.6, Kos and DuPont shall each be entitled to receive 50% of the Net Operating Profit, or be obligated to bear 50% of the Net Operating Profit in the event such amount is a loss, for each quarter. The Net Operating Profit shall be calculated by Kos and communicated to DuPont in writing within 45 days following the end of each calendar quarter, except following the fourth calendar quarter, in which case such


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calculation shall be communicated within 60 days following the end of the quarter. Kos shall pay to DuPont 50% of the Net Operating Profit within 10 Business Days following such written communication; in the event that such Net Operating Profit amount is a loss, DuPont shall pay to Kos within 10 Business Days following such written communication 50% of the amount of the loss.

         4.5 Payments. All payments under this Agreement shall be in U.S. dollars in immediately available funds, and, unless instructed otherwise by the receiving Party, shall be made via wire transfer to the account designated from time to time by the receiving Party.

         4.6 Taxes. Unless otherwise required by law, each Party shall be responsible for paying and reporting all of its own taxes and fees, including without limitation income taxes, payroll taxes, franchise taxes and all taxes and fees in connection with the Party conducting business in any jurisdiction.

5.       Development

         5.1 Development Committee. Within thirty (30) days following the Effective Date, the Parties shall form a Development Committee whose responsibility shall be to direct the regulatory and clinical development of the Product other than in connection with the NDA approval for the United States. The Development Committee shall have equal representation from Kos and DuPont and shall have a chairperson designated by Kos and a vice-chairperson designated by DuPont. The Development Committee may from time to time include additional non-voting ad-hoc representatives from either Party on specific issues as the need arises. As appropriate, the Development Committee may establish one or more sub-committees to act on matters that may arise between meetings of the Development Committee or to consider matters that would be more effectively considered by a smaller committee.

         Each member of the Development Committee shall have one vote on all matters, and whenever action is to be taken by vote of the Development Committee, it shall be authorized by a majority vote and shall be binding on both Parties. Any matters of the Committee that result in a tie vote that the chairperson and vice-chairperson are unable to resolve shall be referred to the dispute resolution provisions set forth in Article 18.

         5.2 Responsibilities of Development Committee. The Development Committee shall be responsible for the planning and oversight of all preclinical and clinical activities associated with the Product (except for studies required prior to NDA approval in the United States), for all post-approval regulatory matters concerning the Product, and for managing Product Development Costs. Such planning and oversight responsibilities shall include, without limitation, the following: (i) study protocol design, preparation and approval; (ii) the selection and


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recruitment of clinical sites and investigators; (iii) quality assurance and auditing with respect to the conduct of studies; (iv) laboratory analysis of study samples and specimens; (v) analysis of study data; (vi) safety monitoring and reporting; (vii) preparation of study reports; (viii) regulatory reports;
(ix) post-approval meetings and other dialogue with the FDA; (x) medical and scientific support for copromotion activities as requested by the Marketing Committee; (xi) the establishment of timetables and cost budgets for all studies and development activities associated with the Product and monitoring actual performance; (xii) the creation of the draft initial Product development plan by the end of the second quarter after the Effective Date; and (xiii) approval of safety and surveillance and drug information efforts. DuPont's representatives on the Development Committee shall be kept informed of pre-approval Product development activities and shall be entitled to have a representative attend meetings with the FDA.

         5.3 Meetings of the Development Committee. The first meeting of the Development Committee shall occur within thirty (30) days after the Effective Date. Thereafter, meetings shall be held once per calendar quarter unless no later than thirty (30) days in advance of any meeting there is a determination, by agreement of both Parties, that no new business or other activity has transpired since the previous meeting, and that there is no need for a meeting. In such instance, the next quarterly meeting will be scheduled. The Development Committee shall also establish a procedure, agreeable to both Parties, for either (i) calling special interim meetings of the Development Committee in the event of the need for Development Committee decisions between regularly scheduled meetings or (ii) establishing a process for making such interim decisions.

         The location of such meetings shall alternate between Kos' offices in the Miami, Florida metropolitan area and DuPont's offices in the Wilmington, Delaware metropolitan area unless otherwise agreed upon between the Parties. Development Committee meetings may, upon the agreement of both Parties, be via teleconference and/or videoconference.

         Minutes of each Development Committee meeting shall be transcribed and issued by a designee of the Committee within thirty (30) days after each meeting and shall be approved by the chairperson and vice-chairperson no later than the first order of business at the immediately succeeding Development Committee meeting. Each Party shall bear their own expenses in connection with attending meetings of the Development Committee.

         5.4 Product Development Activities. Subject to the direction of the Development Committee, Kos shall be fully responsible for performing, or causing to be performed, all development activities associated with the Product in the Territory in compliance with "current Good Clinical Practices" and "current Good Manufacturing Practices" as set forth by the FDA and otherwise in conformity with all applicable local, state, and Federal laws and regulations. The Parties agree


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that, subject to the approval of the Development Committee, in executing its responsibilities hereunder, Kos may rely on services performed by qualified Third Party providers of such services or Kos may purchase services from DuPont. Each Party agrees to spend at least $************ on such Product development activities ("Product Development Activities") during the Term as agreed by the Development Committee, unless Kos agrees to a lesser level of expenditures. Such $************ amount to be spent by DuPont shall be paid by DuPont in accordance with its 50% reimbursement obligations as set forth in Section 5.5. Such Product Development Activities shall be limited to the following and may not be expanded without the consent of both Kos and DuPont:

         a. Regulatory Requirements: All preclinical or clinical activities required for regulatory approval of the Product in Canada, and studies or other development activities that may be required after the approval of the NDA by the FDA, including without limitation, all preclinical or clinical studies required for safety, efficacy, quality, or manufacturing purposes.

         b. Phase IV Marketing Studies: To the extent requested by the Marketing Committee and approved by the Development Committee, all preclinical or clinical studies conducted for marketing purposes, including without limitation a long-term clinical outcome study.

         c. Studies for Additional Indications or Labeling: To the extent approved by both the Development Committee and the Marketing Committee, all preclinical or clinical studies to support regulatory approval in the Territory for new or modified treatment indications, new dosage forms, new strengths or other enhancements for the Product.

         5.5 Funding of Product Development. Kos shall be responsible for all costs incurred in connection with the preclinical and clinical development of the Product up to and including NDA submission, review and approval. DuPont shall be responsible for providing funding for 50% of Product Development Costs; provided, however, that neither DuPont nor Kos are obligated to agree to conduct Product Development Activities that in the aggregate would create Product Development Costs in excess of $********** during the Term. DuPont shall reimburse Kos for 50% of all Product Development Costs incurred by Kos for studies that commence after the date Kos receives marketing clearance from the FDA for the Product. Such costs shall be paid within 10 Business Days of DuPont's receipt of an invoice for such costs, which shall be delivered by Kos within 45 days following the end of each calendar quarter, except for the fourth calendar quarter, in which case such invoice shall be delivered within 90 days following the end of the quarter. Each invoice shall indicate expenditures incurred classified by categories (a), (b) and (c) in Section 5.4. Notwithstanding the foregoing, Kos may deliver invoices to DuPont at any time that the aggregate amount of Product Development Costs for which Kos


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shall be entitled to seek 50% reimbursement from DuPont exceeds $********** and
DuPont shall reimburse Kos for such costs within 10 Business Days of DuPont's receipt of such invoices. Kos will use its best efforts to provide DuPont with at least 15 days advance notice of such invoices.

         5.6 Publications. The Development Committee, with input from the Marketing Committee, shall have oversight responsibility for the publication by either Party or their representatives of any scientific, medical, or technical article or other publication relating to the Product. Such responsibility shall include approval of content, manuscript, preparation, authorship and choice of journal(s) to which such submission is intended as well as, to the extent feasible, final pre-publication approval.

6.       Copromotion

         6.1 Marketing Committee. Within thirty (30) days after the Effective Date, Kos and DuPont shall assemble a team of appropriate personnel from both Kos and DuPont (the "Marketing Committee") to plan the pre-launch, launch, and ongoing sales and promotional strategies and to review and direct such activities for the Product in the Territory. The Marketing Committee shall have equal representation from Kos and DuPont and shall have a chairperson designated by Kos and a vice-chairperson designated by DuPont. The Marketing Committee may from time to time include additional non-voting ad-hoc representatives from either Party on specific issues as the need arises. As appropriate, the Marketing Committee may establish one or more sub-committees to act on matters that may arise between meetings of the Marketing Committee or to consider matters that would be more effectively considered by a smaller committee.

         Each member of the Marketing Committee shall have one vote on all matters, and whenever action is to be taken by vote of the Marketing Committee, it shall be authorized by a majority vote and shall be binding on both Parties. Any matters of the Committee that result in a tie vote that the chairperson and vice-chairpersons are unable to resolve shall be referred to the dispute resolution provisions set forth in Article 18.

         6.2 Responsibilities of Marketing Committee. The Marketing Committee shall have planning, oversight, performance evaluation and decision-making authority and responsibility for all sales, marketing and promotional activities related to the Product and to the field sales forces of both Parties in the Territory, except that the Marketing Committee shall have no direct authority over the employees of either Party. The Committee's responsibilities shall include, without limitation, the following activities: (i) develop, and modify as appropriate, the fundamental marketing and promotion strategies; (ii) develop a comprehensive annual marketing plan, calendarized by quarter; (iii) establish and implement appropriate sales and marketing policies, programs, and procedures; (iv) establish


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targeted physician calling universe and corresponding reach and frequency call plans; (v) establish the professional criteria for field sales representatives;
(vi) establish minimum Product Details by calendar quarter; (vii) develop complementary strategies, policies, and objectives for managed care and professional services representatives; (viii) oversee the preparation of comprehensive annual business plans for the Product; (ix) develop and monitor individual and area performance measures for all field sales activities; (x) consult with Kos on pricing and discount strategies; (xi) establish and monitor Product sampling practices; (xii) forecast annual and quarterly prescriptions and sales and set appropriate production requirements for sales and samples;
(xiii) establish requirements for and regularly review prescription tracking, call reporting, and other secondary market data; (xiv) develop and review all marketing and promotional material such as Product Detail aids, advertising, promotional give-aways, speaker kits, and direct mail; (xv) establish as appropriate supplementary non-personnel promotional programs such as compliance, telemarketing and internet activities; (xvi) develop and direct professional/medical education programs including seminars, symposia, participation at professional and medical conferences, and conventions, physician advocacy programs, and event marketing programs; (xvii) plan and coordinate all Product public relations activities; (xviii) plan and implement appropriate training programs; (xix) plan and implement primary market research activities; (xx) develop trademarks and packaging materials; and (xxi) determine cost budgets for all activities and monitor actual performance. Notwithstanding clauses (x) and (xiv) above, Kos shall bear final responsibility for determining pricing for the Product and for ensuring that Product promotional materials comply with the Federal Food, Drug and Cosmetic Act and all other applicable laws and regulations, and for all costs associated with such compliance. Kos has previously provided DuPont a copy of its standard operating procedure for medical/regulatory/legal review of promotional materials.

         6.3 Meetings of Marketing Committee. Meetings of the Marketing Committee shall be held quarterly commencing with the first quarter following the Effective Date and until the filing of the NDA with the FDA, and shall be held more often thereafter as determined by the Marketing Committee. The location of Marketing Committee meetings and whether to hold them via teleconference and/or videoconference shall be determined by the Marketing Committee. Minutes of each Marketing Committee meeting shall be transcribed and issued by a designee of the Committee within ten (10) Business Days after each meeting and shall be approved by the chairperson and vice-chairperson not later than the first order of business at the immediately succeeding Marketing Committee meeting. Each Party shall bear its own expenses in connection with attending meetings of the Marketing Committee. The Committee shall also establish a procedure, agreeable to both Parties, for either (i) calling special interim meetings of the Committee in the event a need for Committee decisions arises between regularly scheduled meetings or (ii) establishing a process for making such interim decisions.

         6.4 Joint Copromotion Activities. Subject to the direction of the Marketing Committee, each of Kos and DuPont shall be responsible for performing the following copromotion activities (the "Joint Copromotion Activities"), in each case in accordance with the minimum activity levels established by the Marketing Committee. It is the intent of the Parties that the minimum activity levels established by the Marketing Committee for the categories of activities described in clauses a. through d. below be the same for each party, and that no amount of activity in any one such category may be substituted for or deemed equivalent to activity in another such category.

            a. Field Sales: The Marketing Committee shall determine the target audience and the monthly call reach and frequency objectives for both sales organizations as appropriate. Each of Kos and DuPont commits to performing Minimum Product Details during each Six-Month Period during the Term, which shall not be less than ******* Product Details during each of the first six Six-Month Periods following the commencement of commercial sale of the Product in the Territory. Each Party shall maintain records of each Detail by its sales force using a call document which records the name and address of the member of the target audience, the date and position of the Detail and the number of samples delivered and shall supply a monthly record of the number of total Details to the other Party within 60 days of the end of each month in a form to be established by the Marketing Committee. The Marketing Committee shall determine the level and extent of hospital activities, including obtaining hospital formulary approval, conducting in-services and performing Product Details, and shall determine the equalization of activity between the Kos and DuPont sales forces given that DuPont is likely to conduct a greater amount of hospital activities. The Marketing Committee shall adjust the number of Product Details after the first 12 months as appropriate to optimize sales opportunities for the Product.

            b. Sampling: The Marketing Committee shall determine the level of sampling per member of the target audience. All sample distribution, reporting and storage shall be conducted by each Party in accordance with the Prescription Drug Marketing Act.

            c. Other Field Activities: The Marketing Committee shall determine the minimum level of effort each Party is required to commit to the field activities listed on Appendix B attached hereto, including without limitation managed care, professional services, clinical liason, CoumaCare and hospital based activities. The minimum amount of effort and resources that each Party is directed by the Marketing Committee to commit to each of the activities listed on Appendix B may be different, provided that the minimum overall effort and resources that each Party is directed to commit to all of such activities is determined by the Marketing Committee to be substantially equivalent.

            d. On-Going Sales Force Training: Each of Kos and DuPont agrees to provide periodic on-going training on the Product to their respective sales forces in accordance with training schedules and materials established by the Marketing Committee.

         6.5 Other Copromotion Activities. Other than the Joint Copromotion Activities set forth in Section 6.4 and subject to the direction of the Marketing Committee, Kos shall be fully responsible for performing, or causing to be performed, all other copromotion activities relating to the Product in the Territory (the "Other Copromotion Activities"). The Parties agree that, subject to the approval of the Marketing Committee, in executing its responsibilities hereunder, Kos may rely on services performed by qualified Third Party providers of such services or Kos may purchase services from DuPont. Other Copromotion Activities may include, without limitation, the following:

            a. Advertising, marketing and promotion materials including sales aids, give-aways, direct mail, speaker kits, etc.

            b. Samples

            c. Public Relations

            d. Medical education and physician advocacy programs, including event marketing meetings, medical symposia, and physician advocacy programs, medical meetings and conventions.

            e. Publications including scientific presentations, reprints, and supplements.

            f. Honoraria and educational grants.

            g. Persistency and compliance programs.

            h. Telemarketing programs.

            i. Training in connection with the launch of the Product, consisting principally of (i) preparing and distributing all training materials related to the Product; (ii) training the personnel at Kos and DuPont who shall be responsible for on-going training for each Party; (iii) organizing and conducting, with appropriate assistance from DuPont, all training activities involving the combined Product sales forces of the Parties or large segments thereof.

            j. Primary market research.

            k. Other activities as directed by the Marketing Committee.

         6.6 Joint Copromotion Costs.

             (a) Resources. It is the intent of Kos and DuPont that they will devote equal resources to carry-out the Joint Copromotion Activities. Accordingly, except as provided in this Section 6.6, each Party shall fully bear, without recourse to the other Party, all of the costs incurred by such Party in connection with such Party's performance of the Joint Copromotion Activities.

             (b) Measurement of Joint Copromotion Activities. The methods for measuring the actual number of Product Details and other Joint Copromotion Activities shall be agreed upon by both Parties prior to the launch of the Product in the Territory. Following the end of each Six-Month Period, the Marketing Committee shall review the Joint Copromotion Activities, including without limitation the number of Product Details performed by each Party during the preceding Six-Month Period. The actual number of Product Details performed by a Party during a Six-Month Period shall be expressed as a percentage of the number of Minimum Product Details established for such period by the Marketing Committee.

             (c) Six-Month Period Shortfalls by One Party. At the end of each Six-Month Period, in the event that a Party (but only one Party) performed fewer than 95% of the Minimum Product Details during that Six-Month Period, the portion of the Net Operating Profit to which such Party would be otherwise entitled for that Six-Month Period under Section 4.4 shall be adjusted such that the payment received by such Party for the Six-Month Period is reduced (or increased in the event such Net Operating Profit is a loss) by a percentage equal to the percentage difference between the required number of Minimum Product Details during such Six-Month Period and the actual number of Product Details performed by such Party during such period. For example, if the Minimum Product Details for a Six-Month Period is ******* and a Party actually performs ******* Product Details during such period (i.e. 85% of the Minimum Product Details), such Party would be entitled to receive 35% [i.e., 50% - 15%] (or, in the event of a loss, would be required to pay 65%) of the Net Operating Profit during such Six-Month Period.

             (d) Six-Month Period Shortfalls by Both Parties. In the event that both Parties perform fewer than 95% of the Minimum Product Details during the same Six-Month Period, the Net Operating Profit for such period shall be divided between the Parties pro rata based on the actual number of Product Details performed by each Party during such period.

             (e) Adjustments to Net Operating Profit. Subject to clauses (c) and
(d) above, within 60 days of the end of each Six-Month Period, Kos shall invoice

DuPont for the adjustment (positive or negative), and Kos or DuPont, as applicable, shall pay the other within 10 Business Days.

         6.7 Shared Copromotion Expenses.

             (a) Costs. All costs directly incurred by Kos in order to perform, or cause to be performed, such Other Copromotion Activities as are approved by the Marketing Committee shall constitute Shared Copromotion Expenses. Such costs shall exclude mark-ups over actual direct costs and allocations of overhead; provided, however, that (i) such costs may include, if approved by the Marketing Committee, the costs of directly required incremental Kos personnel below the level of Office Director, and (ii) the cost of samples shall be included at their Cost of Manufacture but shall not include each Party's respective cost of distributing samples to their own sales force.

             (b) Budgets. At least 90 days prior to each Year, the Marketing Committee shall establish an annual budget for the Shared Copromotion Expenses for such year, calendarized by quarter, and shall regularly review actual cost performance compared with the budget. Prior to commencing any new activity not provided for in the budget, the Marketing Committee will also approve a cost budget for such activity. Kos shall not incur any Shared Copromotion Expense that has not been included in the annual budget, approved by the Marketing Committee in advance, or otherwise specifically authorized by the Marketing Committee.

             (c) Funding of Shared Copromotion Expenses. Kos shall be responsible for directly funding all Shared Copromotion Expenses. Notwithstanding the foregoing sentence, Kos may deliver invoices to DuPont at any time that the aggregate amount of Shared Copromotion Expenses for which Kos shall be entitled to seek 50% reimbursement from DuPont exceeds $********** and DuPont shall reimburse Kos for such costs with 10 Business Days of DuPont's receipt of such invoices. Kos will use its best efforts to provide DuPont with at least 15 days advance notice of such invoices.

         6.8 Other Copromotion Matters.

             (a) Booking of Sales Revenue. Kos shall record on its books all revenue from gross and Net Sales of the Product.

             (b) Packaging. The Marketing Committee shall have the responsibility for approving all packaging materials subject to input from the Development Committee with respect to regulatory requirements and from Kos manufacturing with respect to shipping and cost considerations. Subject to the approval of the Marketing Committee with respect to size, positioning and other relevant matters, Kos and DuPont shall both be entitled to have their corporate logos appropriately displayed on Product packages.

             (c) Promotional Materials. Subject to the approval of the Marketing Committee with respect to size, positioning and other relevant matters, Kos and DuPont shall both be entitled to have their corporate logos appropriately displayed on Product promotional materials.

             (d) Trademarks. The Marketing Committee shall approve the names, design, and usage in the Territory of all new Kos Trademarks associated with the Product; provided that if the Marketing Committee is unable to agree on matters involving the Kos Trademarks, Kos shall have the authority to resolve such disputes.

             (e) Field Sales Representatives. Except with the prior written consent of both Parties, all field sales representatives who are responsible for Product Details shall be full-time employees of the respective Parties. However, without Kos' consent, DuPont shall have the right to contract with McKesson HBOC, Inc. or its successor to employ a contract sales force to fulfill part of DuPont's obligations for Product Details, provided that such contract sales force is dedicated exclusively to DuPont and receives training and compensation comparable to sales representatives of Kos and DuPont, and further provided that such sales representatives meet the professional standards for such representatives that are established by the Marketing Committee.

             (f) Sales Incentive Plan. DuPont shall implement and maintain an incentive plan for the Product for its sales force that is consistent with its overall sales incentive compensation plan for its own products.

7.       Manufacturing and Supply

         7.1 Kos Responsibilities. Kos shall use its commercially reasonable best efforts to produce and timely supply the Product and Product samples for the Territory. Kos shall manufacture, package, store and ship the Product and Product samples in strict adherence to "current Good Manufacturing Practices" as set forth by the FDA, consistent with the Product's approved NDA and the Quality Agreement (to be negotiated by the Parties within 60 days of the Effective Date and then attached hereto as Appendix D), and otherwise in conformity with all applicable local, state, and Federal laws and regulations. Kos shall also use its commercially reasonable best efforts to produce the Product at the highest appropriate quality standards and at the least cost feasible. Kos shall supply such Product and Product samples based on reasonable advance notification of Product and Product sample requirements as forecasted by the Marketing Committee, and Kos shall be responsible for providing capacity to support future requirements for the Product and Product samples as determined by the Marketing Committee.

         7.2 Safety Surveillance Cost. Safety Surveillance Cost shall mean Kos' costs directly attributable to the Product, if any, for personnel and related costs for handling safety surveillance and customer inquiries; provided however, that such costs shall not exceed the equivalent of four full time personnel without the approval of DuPont.

         7.3 Cost of Manufacture. Cost of Manufacture shall be Kos' actual fully allocated manufacturing cost directly related to the Product calculated in accordance with GAAP, and determined consistent with Kos' cost accounting method as set forth by example in Appendix C, and consistent with "cost of sales" as disclosed in Kos' public financial statements for the respective period, plus a mark-up of ***************** on such costs; provided that such mark-up shall not be charged on the cost of lovastatin in excess of $***** per kilogram. DuPont reserves the right to audit Kos' Cost of Manufacture twice per Year. In the event Kos requires services from Third Party providers for manufacture or distribution of the Product, Kos shall first offer DuPont the option to provide such services.

8.       Regulatory, Safety and Surveillance

         8.1 Regulatory Matters.

             (a) Permits. Kos shall maintain all regulatory and governmental permits, licenses and approvals that may be necessary to manufacture, ship, sell and market the Product in the Territory.

             (b) Reporting. Kos shall be responsible for any reporting of matters regarding the manufacture and sale of the Product, including Adverse Events, to the FDA and other relevant regulatory authorities, in accordance with applicable laws and regulations. Kos shall immediately notify DuPont of any such matter and promptly furnish complete copies of such reports to DuPont. In the event Kos or DuPont should become aware of information that may require a recall, field alert, Product withdrawal or field correction arising from any defect in the Product, it shall immediately notify the other Party in writing.

         8.2 Adverse Events. Promptly after the Effective Date, in recognition of Kos' primary responsibility for reporting Adverse Events associated with the Product, the Parties shall agree upon standard operating procedures for the investigation and reporting of Adverse Events regarding the Product. The Parties shall immediately implement such agreed procedures and shall provide each other on a regular basis with any appropriate information that enables the other Party to meet its regulatory obligations in the Territory with respect to the Product or that is relevant to the safe use of the Product. The agreed procedures will be reviewed jointly on a regular basis or when there is a change in regulations governing Adverse Event reporting.

9.       Audit Rights

         Each of Kos and DuPont shall keep complete and accurate records of their respective Product Details, incentive compensation payments for the Product to sales representatives, and Kos shall keep complete and accurate records of the Net Operating Profit and reimbursable expenses. Each Party shall have the right, at such Party's expense, through a certified public accountant or like person reasonably acceptable to the other Party, upon execution of a confidentiality agreement, to examine such records during regular business hours upon reasonable notice during the life of this Agreement and for six (6) months after its termination; provided, however, that (i) such examination shall not take place more often than once a Year and shall not cover such records for more than the preceding Year, and (ii) such accountant shall report to such Party only as to the accuracy of the reports or payments provided or made by the other Party under this Agreement. Any adjustments required as a result of overpayments or underpayments identified through a Party's exercise of audit rights, and any other adjustments that may be required from time to time in order to correct overpayments or underpayments under this Agreement, shall be made by subtracting or adding, as appropriate, amounts from or to the next distribution of Net Operating Profit in accordance with Section 4.4. The Party requesting the audit shall bear the full cost of the audit unless such audit correctly discloses that the discrepancy for the Year differs by more five percent (5%) from the amount the accountant determines is correct, in such case the owing Party shall pay the reasonable fees and expenses charged by the accountant. In the event that a Party disputes an invoice or other payment obligation under this Agreement, such Party shall timely pay the amount of the invoice or other payment obligation, and the Parties shall resolve such dispute in accordance with Article 18.

10.      Intellectual Property

         10.1 Ownership of Intellectual Property. Kos shall have and retain sole and exclusive right, title and interest in and to all inventions, discoveries, writings, trade secrets, know-how, methods, practices, procedures, engineering information, designs, devices, improvements, manufacturing information and other technology, whether or not patentable or copyrightable, and any patent applications, patents, or copyrights based thereon ("Inventions") that are made, discovered, conceived, reduced to practice or generated by Kos (or its employees or representatives) or jointly by Kos and DuPont (or their employees or representatives) that in any way relate to the Product or the active ingredients (niacin and lovastatin) in the Product. DuPont shall own exclusively all Inventions made by DuPont (or its employees or representatives) that in any way relate to the Product or the active ingredients in the Product. With respect to any Inventions not relating in any way to the Product or the active ingredients in the Product, each Party shall own all right, title and interest in and to all such Inventions made, discovered, conceived, reduced to practice or generated solely by such Party (or its employees or representatives), and the Parties shall jointly own the right, title and interest in and to all such Inventions made, discovered, conceived, reduced to practice or generated jointly by the Parties (or their employees or representatives). The Parties agree to cooperate in the filing of patent applications upon such jointly-owned inventions. With respect to Inventions made by DuPont that in any way relate to the Product or the active ingredients in the Product, DuPont shall grant Kos a fully-paid, perpetual, exclusive license to make, use or sell such Inventions, without limiting in any way DuPont's rights with respect to the use of such Inventions. With respect to Inventions made jointly by the Parties that in any way relate to the Product or the active ingredients in the Product, Kos shall grant DuPont a fully-paid, perpetual, exclusive license to make, use or sell such Inventions, without limiting in any way Kos' rights with respect to the use of such Inventions.

         10.2 Patent Prosecution. Kos, at its expense, shall have responsibility for filing, prosecution and maintenance of all Patents that it owns in the Territory. Kos shall disclose to DuPont the complete texts of all Patents filed by Kos in the Territory that relate to the Product as well as all information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving a Patent anywhere in the Territory. Kos shall agree to keep DuPont promptly and fully informed of the course of patent prosecution or other proceedings including by providing DuPont with copies of substantive communications, search reports and Third Party observations submitted to or received from patent offices throughout the Territory. DuPont shall, if requested by Kos, provide appropriate patent consultation to Kos. DuPont shall hold all information disclosed to it under this Section as confidential subject to the provisions of Section 11.2.

         10.3 Notification of Patent Litigation. In the event of the institution of any suit by a Third Party against Kos or DuPont for patent infringement involving the manufacture, use, sale, license or marketing of the Product anywhere in the Territory, the Party sued shall promptly notify the other Party in writing.

         10.4 Patent Infringement. In the event that Kos or DuPont becomes aware of actual or threatened infringement of a Patent anywhere in the Territory, that Party shall promptly notify the other Party in writing. Kos shall have the sole right, but not the obligation, to investigate and/or bring an infringement action against any Third Party. Kos shall have full control over the conduct of such investigations and litigation, including the settlement thereof. The cost of such investigation and litigation shall be borne entirely by Kos, with Kos being entitled to the entire proceeds, if any, of such litigation, unless DuPont agrees, at its sole discretion, within 20 days of such notice, to bear an equal share of such cost, in which case it shall also be entitled to an equal share of any proceeds of such litigation. DuPont shall reasonably assist Kos and cooperate in any such investigation and litigation at Kos' request and at Kos' expense, unless DuPont has otherwise agreed to participate in the litigation. Should Kos choose not to bring an infringement action regarding a particular Patent, DuPont shall then have the right, exercisable at its sole discretion, to bring such an action. Any such infringement action shall be at DuPont's expense, and it shall be solely entitled to the entire proceeds, if any, of such litigation.

         10.5 Title to Trademarks. The ownership and all goodwill from the use of any Kos Trademark shall vest in and inure to the benefit of Kos.

         10.6 Trademark License. Kos grants to DuPont a fully paid, exclusive license to use the Kos Trademark in the Territory for the Term in connection with the marketing and promotion of the Product as contemplated in this Agreement, subject to Kos retaining full rights to use the Kos Trademark in the Territory, and without limiting in any way Kos' rights with respect to the Kos Trademark outside the Territory.

         10.7 Joint Marks. The Joint Marks shall be jointly filed for and jointly owned on an equal basis by the Parties, and each Party shall have co-exclusive rights to use the Joint Marks. During the Term, the Joint Marks shall be used by the Parties solely in connection with the activities contemplated by this Agreement as determined by the Marketing Committee. Upon termination or expiration of this Agreement each Party shall have the right to continue using the Joint Marks.

         10.8 Maintenance of Trademarks. Kos agrees to search, file, register and maintain a registration for the Kos Trademark and the Joint Marks in the Territory for the term of this Agreement for use with the Product. Such expenses incurred in connection with the Kos Trademarks shall be paid solely by Kos, and such expenses incurred in connection with the Joint Marks shall be shared equally by the Parties, and shall be invoiced separate from the calculation of Net Operating Profit. In the event that the Kos Trademark is not available for use and registration in connection with the Product in the Territory due to a rejection of the trademark by a government agency, actual or threatened opposition, cancellation or litigation as to use and/or registration of the Kos Trademark by a Third Party, and/or a decision by the Marketing Committee that use of the Kos Trademark is likely to cause confusion with another's trademark, Kos shall provide an alternate Kos Trademark and shall develop, search, file, register and maintain such alternate Kos Trademark at Kos' sole expense, provided that the selection of such alternate Kos Trademark shall be made by the Marketing Committee in accordance with Section 6.8(d).

         10.9 Notification of Trademark Litigation. In the event of the institution of any suit by a Third Party against Kos or DuPont for trademark infringement involving the marketing, promotion or sale of the Product in accordance with the annual marketing plan in the Territory, the Party sued shall promptly notify the other Party in writing.

         10.10 Trademark Infringement. In the event that Kos or DuPont becomes aware of actual or threatened infringement of a Kos Trademark anywhere in the Territory, that Party shall promptly notify the other Party in writing. Kos shall have the sole right, but not the obligation, to investigate and/or bring an infringement and/or opposition or cancellation action against any Third Party. Kos shall have full control over the conduct of such investigations and litigation, including the settlement thereof. The cost of such investigation and litigation shall be borne entirely by Kos, with Kos being entitled to the entire proceeds, if any, of such litigation, unless DuPont agrees, at its sole discretion, within 20 days of such notice, to bear an equal share of such cost, in which case it shall also be entitled to an equal share of any proceeds of such litigation. DuPont shall reasonably assist Kos and cooperate in any such investigation and litigation at Kos' request and at Kos' expense, unless DuPont has otherwise agreed to participate in the litigation. Should Kos choose not to bring an infringement action regarding a particular Kos Trademark, DuPont shall then have the right, exercisable at its sole discretion, to bring such an action. Any such infringement action shall be at DuPont's expense, and it shall be solely entitled to the entire proceeds, if any, of such litigation. In the event that Kos or DuPont becomes aware of actual or threatened infringement of a Joint Mark anywhere in the Territory, that Party shall promptly notify the other Party in writing and the Parties shall promptly agree on the most appropriate course of action with respect to such infringement, including the extent to which the Parties shall share expenses and recoveries.

         10.11 Information and Settlements. Kos shall keep DuPont informed of the status of any patent or trademark infringement litigation or settlement thereof concerning the Product or the Kos Trademark, provided however that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought pursuant to this Article 10 shall be entered into without the consent of DuPont if such settlement shall require DuPont to be subject to an injunction or to make a monetary payment or shall otherwise adversely affect DuPont's rights under this Agreement.

11.      Confidentiality

         11.1 Disclosure of Know-How. To the extent that Kos has disclosed or in the future discloses to DuPont any Know-How, DuPont shall not acquire any ownership rights in such Know-How by virtue of this Agreement or otherwise.

         11.2 Confidential Information. Kos and DuPont shall not use or reveal or disclose to Third Parties any confidential information received from the other Party or otherwise developed by either Party in the performance of activities in furtherance of this Agreement without first obtaining the written consent of the disclosing Party, except as may be otherwise provided in, or required in order for a Party to fulfill its obligations under, this Agreement. During and following the Term of this Agreement, this confidentiality obligation shall not apply to such information that (i) is or becomes a matter of public knowledge (other than by breach of this Agreement by the receiving Party), or
(ii) is required by law to be disclosed. Following the Term of this Agreement, this confidentiality obligation shall not apply to such information that (i) the receiving Party can establish was already known to it or was in its possession at the time of disclosure, (ii) the receiving Party can establish was independently developed by persons in its employ who had no contact with and were not aware of the content of the confidential information, or (iii) is disclosed to the receiving Party by a Third Party having the right to do so. The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

         Nothing in this Agreement shall be construed as preventing either Party from disclosing any information received from the other to an Affiliate of the receiving Party who is necessary for the purposes of enabling the receiving Party to fulfil its obligations under this Agreement, provided, the receiving Party shall be responsible for breaches of the confidentiality obligations by such Affiliate.

         11.3 Public Announcements. No public announcement or other disclosure to Third Parties concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by either Party, except as may be legally required or as may be required for financial reporting purposes, without first obtaining the written approval of the other Party and agreement upon the nature and text of such announcement or disclosure. Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the Securities Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either Party included in any such disclosure.

12.      Restrictive Covenants

         12.1 Non-solicitation. Without the prior written consent of the other Party, each of Kos and DuPont agrees that during the term of this Agreement and for one year following termination of this Agreement for any reason, it will not directly or indirectly solicit for purposes of hiring any person employed by the other Party or who was employed by the other Party within the then prior three
(3) months, or in any manner seek to induce any such person to leave his or her employment.

         12.2 Non-competition.

              (a) During the Term of this Agreement, neither Party shall promote, market or sell, or enter into any agreement to promote, market or sell, in the Territory any oral product for any indication(s) for which the Product shall have been promoted during the Term of this Agreement ("Other Product"), other than an

***************************** unless pursuant to a business arrangement with the other Party or with the other Party's prior written approval.

         (b) For purposes of this Section 12.2, an ****************************
with respect to a Party means (i) any Other Product that is ******************** ************* or (ii) any Other Product that is ********************************
********************************************************************************
************************************************.

         (c) Notwithstanding Section 12.2(a) above, if one Party (the "Acquiring Party") enters into a merger, acquisition or joint venture with a Third Party who owns, licenses or otherwise controls any Other Product, both Parties shall engage in good faith negotiations to enter into an arrangement whereby the other Party (the "Non-Acquiring Party") will co-promote such Other Product. If the Parties are unable to reach such an agreement within 90 days, then the Non-Acquiring Party may terminate this Agreement.

13.      Rights And Duties Upon Termination

         13.1 Payment Obligations. In the event that this Agreement is terminated for any reason prior to the end of the Term, other than termination by DuPont pursuant to clauses (i), (iii), (iv) or (v) of Section 3.2 or termination by Kos pursuant to clauses (i) or (iii) of Section 3.2, the terminating Party shall reimburse the other Party 50% of the non-cancelable Product Development Costs and Shared Copromotion Expenses incurred or committed by the other Party as of the date such termination becomes effective, within 10 Business Days following the terminating Party's receipt of invoices from the other Party.

         13.2 Continuing Obligations. The following provisions shall survive the termination of this Agreement for any reason: Sections 4.6, 10.1, 10.5, 10.6, 10.7, 14.3, 14.4, 14.5 and 17.4 and Articles 9, 11, 12, 13 and 18. In addition, any other provision required to interpret and enforce the Parties' rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement.

         13.3 Remedies. Termination of this Agreement in accordance with its provisions shall not limit the remedies that may be otherwise available to either Party in law or equity. Neither Kos nor DuPont shall be liable under this Agreement for any indirect, incidental, punitive, exemplary, special or consequential damages of any kind whatsoever sustained as a result of a breach of this Agreement.

14.      Representations, Warranties and Indemnification

         14.1 Representations of Kos. Except as disclosed on Schedule 14.1, Kos represents and warrants that (i) it owns the entire right, title and interest in the

Patents and Know-How licensed by this Agreement, or otherwise has the right to grant the license rights under this Agreement, (ii) it has the right to enter into this Agreement, (iii) that there is nothing in any Third Party agreement Kos has entered into that in any way will limit Kos' ability to perform all of the obligations undertaken by Kos under this Agreement, (iv) it will not encumber, with liens, mortgages, security interests or otherwise, the Patents and Know-How, (v) it has disclosed to DuPont the complete texts of all Patents as of the Effective Date as well as all information received by Kos as of the Effective Date concerning the institution or possible institution of any interference, opposition, reexamination, reissue, revocation, nullification or any official proceeding involving a Patent anywhere in the Territory, (vi) it has received no notice of infringement or misappropriation of any alleged rights asserted by any Third Party in relation to any technology used in connection with the manufacture, use or sale of the Product, and it is not aware of any patent, know-how, trade secret, or other right of any Third Party which could reasonably be expected to materially adversely affect its ability to carry out its responsibilities under this Agreement or the manufacture, use or sale of the Product or the rights granted to DuPont under this Agreement and (vii) it shall be in compliance with all laws and regulations applicable to the subject matter of this Agreement, including, without limitation, the Federal Food, Drug, and Cosmetic Act and the Prescription Drug Marketing Act.

         14.2 Representations of DuPont. DuPont represents and warrants that (i) it has the right to enter into this Agreement, (ii) there is nothing in any Third Party agreement DuPont has entered into that in any way will limit DuPont's ability to perform all of the obligations undertaken by DuPont under this Agreement, (iii) as of the date hereof, it neither has in development nor plans to develop any product which will be marketed during the Term which shall compete with the Product, (iv) DuPont shall be in compliance with all laws and regulations applicable to the subject matter of this Agreement, including, without limitation, the Federal Food, Drug, and Cosmetic Act and the Prescription Drug Marketing Act, (v) the services to be performed by DuPont in connection with this Agreement will be performed only by individuals who are employees of DuPont (except as set forth in Section 6.8(e)), and such services will involve the promotion of the Product in a manner consistent with its approved labeling and the promotional materials approved by Kos, and (vi) it shall not represent to any Third Party that it has any proprietary or property right or interest in the Product, or in any patent relating thereto, or in any trademark used in connection therewith.

         14.3 Indemnification by Kos. Kos shall defend, indemnify and hold harmless DuPont and its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns from and against all claims, complaints, or lawsuits for damages (collectively referred to as "Claims") arising out of (i) any negligent act or omission, or willful wrongdoing by Kos in the performance of this Agreement, (ii) the failure by Kos to comply with any FDA or other governmental requirement, (iii) the infringement or misappropriation by Kos of any copyright, trademark, or service mark, as a result of Kos' marketing or promotion of the Product which is not pursuant to the terms of this Agreement or the annual marketing plan or in conformity with the direction of the Marketing Committee, (iv) the infringement or misappropriation of any patent or trade secret by Kos or DuPont as a result of Kos' or DuPont's marketing or promotion of the Product under the terms of this Agreement, (v) any breach of any representation or warranty of Kos, (vi) the manufacturing of the Product by Kos, and (vii) the labeling or use of the Product. Kos shall not be obligated under this Section to the extent that the Claim was the result of the non-performance, negligence or willful misconduct of any employee or agent of DuPont or anyone acting on behalf of DuPont, including its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns.

         14.4 Indemnification by DuPont. DuPont shall defend, indemnify and hold harmless Kos and its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns from and against all Claims arising out of (i) any negligent act or omission, or willful wrongdoing by DuPont in the performance of this Agreement, (ii) the failure by DuPont to comply with any FDA or other governmental requirement, (iii) the infringement or misappropriation by DuPont of any patent, copyright, trademark, or trade secret, as a result of DuPont's marketing or promotion of the Product which is not pursuant to the terms of this Agreement or the annual marketing plan or in conformity with the direction of the Marketing Committee, and (iv) any breach of any representation or warranty of DuPont. DuPont shall not be obligated under this Section to the extent that the Claim was the result of the nonperformance, negligence or willful misconduct of any employee or agent of Kos or anyone acting on behalf of Kos, including its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns.

         14.5 Limitations on Indemnification. The obligations to indemnify, defend, and hold harmless set forth in Sections 14.3 and 14.4 shall be contingent upon the Party seeking indemnification (the "Indemnitee"): (i) notifying the indemnifying Party of a claim, demand or suit within five (5) Business Days of receipt of same; provided, however, that Indemnitee's failure or delay in providing such notice shall not relieve the indemnifying Party of its indemnification obligation except to the extent the indemnifying Party is prejudiced thereby; (ii) allowing the indemnifying Party and/or its insurers the right to assume direction and control of the defense of any such claim, demand or suit; (iii) using its best efforts to cooperate with the indemnifying Party and/or its insurers in the defense of such claim, demand or suit; and (iv) agreeing not to settle or compromise any claim, demand or suit without prior written authorization of the indemnifying Party. The Indemnitee shall have the right to participate in the defense of any such claim, demand or suit referred to in this Section utilizing attorneys of its choice, at its own expense, provided, however, that the indemnifying Party shall have full authority and control to handle any such claim, demand or suit. Kos' indemnification obligations under clause (iv) of Section 14.3 shall be limited to the aggregate amount of Net Operating Profit Kos has received from the sale of the Product under this Agreement less the amount of such Net Operating Profits paid to DuPont.

         14.6 Insurance. Immediately upon the launch of the Product in the Territory, and for a period of ************** after the expiration of this Agreement or the earlier termination thereof, each Party shall obtain and/or maintain, respectively, at its sole cost and expense, product liability insurance in amounts, respectively, which are reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities at the respective place of business of each Party. Such product liability insurance shall insure against************************************************************
*************arising out of the manufacture, sale, distribution, or marketing of the Product in the Territory. Each Party shall provide written proof of the existence of such insurance to the other Party upon request. Kos acknowledges that ***********************

15.      Assignment

         Neither Party shall assign or transfer its rights or obligations under this Agreement without the prior written consent of the other Party, except (i) to an Affiliate, or (ii) in connection with a merger, or consolidation with, or the sale to a Third Party of, the entire pharmaceutical business of such Party or the entire cardiovascular pharmaceutical business of such Party, provided that in the case of both clauses (i) and (ii) above, the other Party has no reasonable objection to the Affiliate's or Third Party's ability or willingness to perform the assigning Party's obligations hereunder or reasonably concludes that the Affiliate or Third Party places the marketing of the Product at a competitive disadvantage. Kos acknowledges and agrees that a change in the structure of DuPont from a general partnership to a corporation shall not require the prior written consent of Kos.

16.      Notices

         Any notice, request, approval or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered in person, or sent by overnight courier service, postage prepaid, or sent by certified or registered mail, return receipt requested, or by facsimile transmission, to the following addresses of the Parties and to the attention of the persons identified below (or to such other address, addresses or persons as may be specified from time to time in a written notice). Any notices given pursuant to this Agreement shall be deemed to have been given and delivered upon the earlier of (i) if sent by overnight courier service, on the date when received at the address set forth below as proven by a written receipt from the delivery service verifying delivery, or (ii) if sent by certified or registered mail, three (3) Business Days after mailed by certified or registered mail postage prepaid and properly addressed, with return receipt requested, or (iii) if sent by facsimile transmission, on the day when sent by facsimile as confirmed by automatic transmission report coupled with certified or registered mail or overnight courier service receipt proving delivery, or (iv) if delivered in person, on the date of delivery to the address set forth below as proven by written signature of the recipient.

Kos Pharmaceuticals, Inc:

                          1001 Brickell Bay Drive
                          25th Floor
                          Miami, Florida 33131
                          Facsimile: (305) 577-4596
                          Attention:  Mukesh P. Patel, Vice President, Licensing
                          Attention:  Juan F. Rodriguez, Vice President,
                                      Controller and  Secretary
Copy to:

                          Holland & Knight LLP
                          701 Brickell Avenue
                          Suite 3000
                          Miami, Florida 33131
                          Facsimile: (305) 789-7799
                          Attention: Steven Sonberg, Esq.

DuPont Pharmaceuticals Company:

                          Chestnut Run Plaza
                          974 Centre Road
                          Wilmington, Delaware  19807
                          Facsimile: (302) 992-3109
                          Attention: Executive Vice President,
                                     Cardiovascular/Thrombosis Franchise

Copy to:

                          Chestnut Run Plaza
                          974 Centre Road
                          Wilmington, Delaware  19807
                          Facsimile: (302) 892-8536
                          Attention: Associate General Counsel,
                                     Cardiovascular/Thrombosis Franchise

         Notwithstanding the foregoing, notice of any breach of this Agreement delivered by a Party under Section 3.2 shall be provided in accordance with the foregoing provisions to the chief executive officer of the other Party in addition to the persons identified above.

17.      Miscellaneous

         17.1 Force Majeure. If the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

         17.2 No Partnership or Joint Venture. It is expressly agreed that Kos and DuPont shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Kos nor DuPont shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so.

         17.3 Execution In Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         17.4 Governing Law. This Agreement shall be deemed to have been made in the State of Florida and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of Florida.

         17.5 Waiver Of Breach. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

         17.6 Severability. In the event any portion of this Agreement were to be held illegal, void or ineffective, the remaining portions of this Agreement shall remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law. In the event that the terms and conditions of this Agreement are materially altered as a result of this Section 17.6, the Parties shall renegotiate the terms and conditions of this Agreement to resolve any inequities.

         17.7 Entire Agreement. This Agreement and the Stock Purchase Agreement shall constitute the entire agreement between the Parties relating to the subject matter thereof and shall supersede all previous writings and understandings. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

18.      Dispute Resolution

         18.1 Internal Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, excluding termination, (collectively referred to as "Dispute") shall be attempted to be settled by the Parties, in good faith, by submitting each such Dispute to designated senior management representatives of each Party, who shall meet within seven (7) Business Days as reasonably requested by either Party to review any Dispute. If the Dispute is not resolved by the designated representatives by mutual agreement within fourteen (14) Business Days after a meeting to discuss the Dispute, either Party may at any time thereafter provide the other written notice specifying the terms of such Dispute in reasonable detail. Within seven (7) Business Days of receipt of such notice, the presidents of each Party, or a member of management designated by them, shall meet at a mutually agreed upon time and location for the purpose of resolving such Dispute. They will discuss the problems and/or negotiate for a period of up to twenty (20) Business Days in an effort to resolve the Dispute or negotiate an acceptable interpretation or revision of the applicable portion of this Agreement mutually agreeable to both Parties, without the necessity of formal procedures relating thereto.

         18.2 Arbitration. If the Parties have been unable to resolve a dispute through the above-described procedures, the Party initiating such procedures may, in its discretion, within fourteen (14) Business Days after the above-described procedures have been exhausted, propose non-binding arbitration in accordance with the CPR Non-Administered Arbitration Rules in effect on the date of this Agreement. The place of any such arbitration shall be Washington, DC and it shall be conducted by a sole arbitrator. The Parties may not pursue any other legal or equitable rights or remedies relating to any dispute until the conclusion of the arbitration.

         In the event such arbitration is not commenced, the parties may pursue any available legal or equitable rights or remedies.

         NOW THEREFORE, the Parties, through their authorized officers, have executed this Agreement as of the date first written above.

                                  KOS PHARMACEUTICALS, INC


                                  By: /S/ DANIEL M. BELL
                                     -------------------------------------------
                                  Name: Daniel M. Bell
                                  Title: President and Chief Executive Officer
                                  Date: May 3, 2000


                                  DUPONT PHARMACEUTICALS COMPANY


                                  By: /S/ NICHOLAS L. TETI
                                     -------------------------------------------
                                  Name: Nicholas L. Teti
                                  Title: President and Chief Executive Officer
                                  Date: May 3, 2000